UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2005

Homestore, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26659	95-4438337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30700 Russell Ranch Road
Westlake Village, California 91362
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (805) 557-2300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Director

On March 15, 2005, Terrence M. McDermott, a director of Homestore, Inc. (the “Company”), provided the Company with notice of his intention to resign as a director effective as of the Company’s 2005 annual stockholders meeting. Mr. McDermott’s term is scheduled to expire at our annual stockholders meeting in 2006. Since December 2000, Mr. McDermott has served as the National Association of Realtors® (the “NAR”) representative on the Company’s board of directors. By virtue of its ownership of our sole outstanding share of Series A preferred stock, the NAR has the right to elect one of our directors. In addition, if there is any vacancy in the office of a director elected by the holder of the Series A preferred stock, then a director to hold office for the unexpired term of such director may be elected by the vote or written consent of the holder of the Series A preferred stock. The NAR has informed the Company that it intends to elect Allan Yassky as its representative to serve on the Company’s board of directors effective as of Mr. McDermott’s resignation. Mr. Yassky currently serves as the NAR’s representative on the board of directors of RealSelect, Inc., a wholly-owned subsidiary of the Company.

Item 5.05 Amendments to the Registrant’s Code of Ethics

On March 17, 2005, the Board of Directors of Homestore, Inc. (the “Company”) approved amendments to the Company’s Code of Conduct and Business Ethics (the “Code”). The only substantive changes to the Code are amendments of the definitions and examples of harassment and discrimination so that employees of the Company may better understand their obligations under the Code.

None of the foregoing amendments to the Code constituted or effected a waiver of application of any provision of the Code to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

The Code, as amended by the Company’s Board of Directors on March 17, 2005, will be posted on the Company’s website at http://media.corporate-ir.net/media_files/IROL/11/111114/gov/COC8.03.pdf and is attached to this Form 8-K as Exhibit 14.1.

Item 9.01 Exhibits

(c)	Exhibits

14.1	Homestore, Inc. Code of Conduct and Business Ethics

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMESTORE, INC.

Date: March 21, 2005	By:	/s/ Michael R. Douglas

Michael R. Douglas
Executive Vice President and
General Counsel

EXHIBIT INDEX

14.1	Homestore, Inc. Code of Conduct and Business Ethics